Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Senior Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 384-8560	(212) 453-2442

JACC PUBLISHES MARISA TRIAL RESULTS, INCLUDING ANTI-ISCHEMIC

AND LONG-TERM SURVIVAL DATA

PALO ALTO, Calif., April 20, 2004 – Data from the Monotherapy Assessment of Ranolazine In Stable Angina (MARISA) trial showing that Ranexa™ (ranolazine) produced statistically significant (p<0.005) increases in symptom-limited exercise duration at trough drug concentrations, the primary endpoint of the study, will be published tomorrow in the Journal of the American College of Cardiology. CV Therapeutics (Nasdaq: CVTX) is developing Ranexa for the potential treatment of chronic angina.

“It is very exciting that clinical trials of Ranexa, whether used alone or in combination with other therapies, continue to demonstrate anti-anginal activity without compromises in heart rate or blood pressure. The long-term survival data with Ranexa suggests an area worthy of further investigation,” said lead author Bernard R. Chaitman, M.D., Professor of Medicine, Director of Cardiovascular Research, Saint Louis University School of Medicine, St. Louis, MO.

In MARISA, a Phase III, multi-national, double-blind, placebo-controlled trial, 191 angina patients not receiving any other anti-anginal medication were randomized to receive placebo or Ranexa twice a day at doses of 500 mg, 1000 mg and 1500 mg. In addition to observing significant increases in exercise duration, the researchers found that secondary endpoints evaluating time to onset of angina pain during exercise testing and exercise time to electrocardiographic evidence of ischemia were statistically significantly (p<0.005) increased in patients receiving Ranexa.

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Specific dose-related adverse events included dizziness, nausea, asthenia and constipation. The overall adverse event rate for the 500 mg dose of Ranexa was similar to that of placebo (16.0 percent vs. 15.6 percent). The adverse event rate for the 1000 mg dose was greater than that of placebo (21.7 percent vs. 15.6 percent). At the 1500 mg dose, adverse events occurred substantially more frequently than with lower Ranexa doses or placebo (34.2 percent vs. 15.6 percent with placebo). Because of decreased tolerability at the 1500 mg dose, CV Therapeutics is not seeking approval for this dose of Ranexa. Minor dose-related electrocardiogram changes were observed with Ranexa treatment. Mean differences in QTc interval versus placebo were less than 10 msec at the proposed commercial doses of 500 mg and 1000 mg.

After the double-blind treatment period in the MARISA study, most patients elected to continue taking Ranexa in an open-label study collecting further safety information. Based on this open-label data, the one-year mortality rate observed for patients taking Ranexa was 3.7 percent, compared to an estimated nine percent for a historical cohort of patients at similar risk who were not in the study. The authors emphasize that comparative treatment differences on survival would need to be addressed by randomized clinical trials.

CV Therapeutics is developing Ranexa for the treatment of chronic angina. If approved, Ranexa would represent the first new class of therapy for angina introduced in the United States in more than a quarter century. CV Therapeutics’ products have not been determined to be safe or effective in humans for any uses.

Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease (CAD) and marked by repeated and sometimes unpredictable attacks of chest pain. According to the American Heart Association, angina affects 6.8 million people and results in more than 700 million angina attacks per year in the United States.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical development. Applications for the approval of ranolazine for the treatment of chronic angina have been submitted to the United States Food and Drug Administration (FDA) and the European Agency for the Evaluation of Medicinal Products (EMEA). Regadenoson, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™, an A1-adenosine receptor antagonist for the potential treatment of congestive heart failure, is licensed to Biogen, Inc. (now Biogen Idec Inc.). For more information, please visit CV Therapeutics’ website at www.cvt.com.

CV Therapeutics is a development-stage company. None of the company’s products have been approved for marketing by the FDA, the EMEA or any other foreign regulatory authorities. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of our products; operating at a loss; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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